As filed with the Securities and Exchange Commission on February 11, 2020
Registration No. 333-224248

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (333-224248)
UNDER THE SECURITIES ACT OF 1933

Alta Mesa Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	81-4433840 (I.R.S. Employer Identification Number)
15021 Katy Freeway, Suite 400 Houston, Texas (Address of Principal Executive Offices)	77094 (Zip Code)
Alta Mesa Resources, Inc. 2018 Long Term Incentive Plan (Full title of the plan)
Kimberly O. Warnica
Executive Vice President and General Counsel
15021 Katy Freeway, Suite 400
Houston, Texas 77094
(281) 530-0091
(Name, address and telephone number, including area code, of agent for service)
 _____________________________________
with a copy to:

John Greer
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
(713) 546-5400
 _____________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

DEREGISTRATION OF SECURITIES

On September 11, 2019, Alta Mesa Resources, Inc. (the “Registrant”) and certain affiliates filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Chapter 11 Case”). As a result of the Chapter 11 Case, the Registrant has terminated all offerings of securities under and is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to Registration Statement on Form S-8 (333-224248) (the “Registration Statement”) for the purpose of deregistering unissued and unsold shares of the Registrant’s class A common stock, par value $0.0001 per share (the “Common Stock”), issuable to participants under the Alta Mesa Resources, Inc. 2018 Long Term Incentive Plan.

In accordance with the undertaking contained in the Registration Statement pursuant to Item 512 of Regulation S-K, this Post-Effective Amendment is being filed to deregister and remove all of the previously registered shares of Common Stock that had been registered under the Registration Statement that remain unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Houston, State of Texas, on February 11, 2020.

Alta Mesa Resources, Inc.

By:	/s/ John C. Regan
Name:	John C. Regan
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.